The Lazard Funds, Inc.
Securities Purchases during an Underwriting involving
Lazard Freres & Co. LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the six months ended June 30, 1998


Portfolio:				Lazard Equity

Security:				Gulfstream Aerospace Corp.

Date Purchased:			05/12/98

Total Shares Offered:		18,000,000

Price Per Share:			$43.00

Shares Purchased
by the Portfolio *:		51,300

Total Principal Purchased
by the Portfolio *:		$2,205,900

% of Offering Purchased
by the Portfolio:			0.29%

% of Offering Purchased
by all Portfolios
(25% Maximum*):			0.30%

Broker:				Goldman Sachs & Co.

Note: Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.